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                                                                   EXHIBIT 23.1b

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Aspect Communications Corporation on Form S-3 of our report dated January 21, 2002 (November 14, 2002 as to Note 21 and March 26, 2003 as to the last paragraph of the section "Stock-Based Compensation" in Note 1), which includes an explanatory paragraph regarding the restatement of Aspect Communications Corporation's 2000 and 2001 financial statements and a revision to its Statement of Financial Accounting Standards No. 123 pro forma calculation, which report is included in the Annual Report to Form 10-K of Aspect Communications Corporation for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 12, 2004